Exhibit 2.1

EXECUTION COPY

PURCHASE AND ASSUMPTION AGREEMENT

by and among

Washington Mutual Bank,
WM Financial Services, Inc.
and
Franklin Bank, S.S.B.

June 20, 2005

- i -

TABLE OF CONTENTS
(continued)

- ii -

TABLE OF CONTENTS
(continued)

- iii -

SCHEDULES AND EXHIBITS

Schedule of Exceptions

Exhibit 1.01	Liens and Encumbrances
Exhibit 1.01(a)	Real Estate Descriptions
Exhibit 1.01(d)(ix)	Zip Codes
Exhibit 1.01(g)	Assumed Contracts
Exhibit 1.01(d)(xi)	Loan Obligors with Primary Relationship outside of the Branches
Exhibit 1.02(a)(iii)	Customers with Address outside Identified Texas Zip Code Area
Exhibit 1.02(a)(iv)	Deposit Customers with Primary Relationship outside of the Branches
Exhibit 1.06(d)	Settlement Statement
Exhibit 2.08	Form of IRA Custodial Agreement
Exhibit 2.10	Environmental Matters
Exhibit 2.13	Categories of Personal Property
Exhibit 11.9	Certain Individuals for “Knowledge” Definition

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INDEX OF DEFINED TERMS

PAGE

Accountant	9
ACH	9
Agreement	1
Assets	1
Assumed Contracts	3
Branch	1
Branches	1
Brokerage Letter	27
Closing	5
Closing Date	6
Confidentiality Agreement	24
Damages	34
Deposits	3
Environmental Laws	17
Environmental Reports	16
Estimated Amount	6
Excluded Real Property	27
FDIC	17
Hazardous Substances	16
Identified Texas Zip Code Area	2
Indemnified Persons	34
IRAs	3
Liabilities	3
Liability Threshold	35
Loans	2
Overdraft Protection Loans	2
Payment Amount	4
Personal Property	2
Phase I Environmental Assessment	27
Phase II Environmental Assessment	27
Potential Employees	31
Premium	5
Purchaser	1
Purchaser Indemnified Parties	34
Purchaser’s Broker-Dealer	28
Real Estate Interests	2
Remediation Condition	26
Retained Employees	32
Returned Item	11
Seller	1
Seller Indemnified Parties	34
Third-Party Claim	34

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INDEX OF DEFINED TERMS
(continued)

Page

True-Up Date	9
Vault Cash	2
WMFS	1
WMFS Customers	27

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PURCHASE AND ASSUMPTION AGREEMENT

     THIS PURCHASE AND ASSUMPTION AGREEMENT (“Agreement”), dated this 20th day of June, 2005, is by and among Washington Mutual Bank , a federal savings bank (“Seller”), Franklin Bank, S.S.B., a Texas state savings bank (“Purchaser”) and WM Financial Services, Inc., a Washington corporation (“WMFS”) (with respect to Sections 1.11, 1.12, 5.11 and 9.02 only).

Recitals

     A. Seller is the owner of certain assets and, as an insured depository institution, has certain deposit and other liabilities at its branch offices located at 6150 Eastex Freeway, Beaumont, Texas; 1022 Nederland Avenue, Nederland, Texas; 3434 Twin City Hwy., Groves, Texas; 104 West Caney St., Wharton, Texas; and 201 West Jackson St., El Campo, Texas (each a “Branch” and collectively the “Branches”).

     B. Seller desires to sell, convey and transfer certain of such assets and liabilities to Purchaser, and Purchaser desires to purchase and acquire such assets from Seller, and to assume from Seller certain liabilities in connection therewith.

     C. As a result of the transaction contemplated hereby, Purchaser will commence the operation of branch banking facilities at the locations of the Branches and Seller will terminate the operation of its branch offices and relinquish all rights to any leasehold, real estate and certain personal property interests at such locations.

     D. WMFS owns certain brokerage assets and liabilities located at the Branches and has joined this Agreement solely with respect to Section 5.11, which relates to those brokerage assets and liabilities and Sections 1.11, 1.12 and 9.02, which relate to future conduct regarding those brokerage assets and liabilities.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, Purchaser and Seller agree as follows:

SECTION 1

Purchase and Assumption

     1.01 Purchase and Sale of Assets. At the Closing (as hereinafter defined), upon and subject to the terms and subject to the conditions of this Agreement and subject to adjustment as provided herein, Purchaser shall purchase, acquire and accept from Seller, and Seller shall sell, transfer, convey, assign and deliver (or shall cause such actions) to Purchaser, all of Seller’s right, title and interest in and to, free and clear of all liabilities, obligations, liens, claims, charges, security interests and encumbrances of any character (other than liabilities, obligations, liens, claims, charges, security interests and encumbrances permitted hereunder or listed on Exhibit 1.01), to the following assets (collectively, the “Assets”):

     (a) Other than the Excluded Real Property, if any, all owned or leased real property interest and improvements thereon and all appurtenances thereto relating to and associated with the Branches and legally described in Exhibit 1.01(a) hereto and incorporated herein by reference (the “Real Estate Interests”);

     (b) All personal property located at the Branches as of the Closing Date, including without limitation, all furniture, office equipment, vault, machinery, fixtures, signage poles, leasehold improvements (if any), security devices and systems and other similar items (but excluding any personal property upon which the name or logo or other intellectual property of Seller or any of its Affiliates or predecessors is affixed and excluding all computer equipment) (the “Personal Property”);

     (c) All inventories and supplies on hand at the Branches as of the Closing Date, except for supplies upon which the name or logo or other intellectual property of the Seller or any of its Affiliates or predecessors is affixed;

     (d) All of the loans owned by Seller as of the Closing Date that are attributable to the Branches, including overdraft protection loans or lines of credit relating to Deposits (as defined below) (the “Overdraft Protection Loans”), together with any and all related promissory notes, liens, mortgages, deeds of trust, instruments, documentation, collateral, security, guarantees, documents, security and pledge agreements, insurance policies, financing statements, participation agreements, intercreditor agreements and other rights and interests, including servicing rights, related to or pledged with respect to such loans (including the Overdraft Protection Loans, the “Loans”), including all balances relating to the Loans for which an escrow or other similar account is maintained under the terms of such Loans; provided, however, that such Loans shall exclude all Excluded Loans. An Excluded Loan means any loan (i) that is guaranteed by the Small Business Administration; (ii) that is 30 days delinquent as to principal or interest as of the Closing Date (as hereinafter defined); (iii) that has been 30 days delinquent twice in the 12 months prior to the Closing Date; (iv) that is in a non-accrual status (which term shall include loans for which the collateral securing such loan has been repossessed or as to which collection efforts have been instituted or claim and delivery of foreclosure proceedings have been filed or are in the process of being filed) as of the Closing Date; (v) whose obligor as of the Closing Date has filed a petition for relief under the United States Bankruptcy Code or otherwise has indicated a refusal to pay the loan as it becomes due; (vi) that has an internal credit risk rating or classification of Watch or Substandard or below as of the Closing Date; (vii) that is secured by a first lien on real property, other than home equity lines of credit; (viii) that is a student loan; (ix) whose obligor lives outside of any of the zip codes identified on Exhibit 1.01(d)(ix) hereto (the “Identified Texas Zip Code Area” ); (x) that is the subject of any pending litigation, mediation or arbitration as of the Closing Date or (xi) whose obligor has a primary banking relationship with a branch of Seller other than one of the Branches (each obligor with such a banking relationship is set forth on Exhibit 1.01(d)(xi) hereto);

     (e) All cash on hand at the Branches as of the close of business on the Closing Date including vault cash, petty cash, ATM cash, if any, and tellers’ cash (“Vault Cash”);

     (f) All assets and property of any kind, character and description, tangible or intangible, located at the Branches and owned, used or held by Seller for use in connection with the safe deposit business at the Branches as of the close of business on the Closing Date;

     (g) The contracts, leases and other agreements of Seller attributable to the Branches set forth on Exhibit 1.01(g) hereto (the “Assumed Contracts”); and

     (h) All records and documents related to the Assets transferred or Liabilities assumed (as hereinafter defined) by Purchaser including, but not limited to, all papers, data, financial and accounting records, microfiche, microfilm and computer records (including but not limited to, magnetic tape, disc storage, card forms and printed copy), maintained by the Seller relating directly to the Assets and Liabilities.

The Assets shall not include any assets, tangible or intangible, of Seller not specifically described herein or in the exhibits hereto. Without limiting the foregoing, Purchaser agrees and acknowledges that the Assets do not include loss reserves on any Loan and that no loan loss reserves are being transferred pursuant to this Agreement.

     1.02 Assumption of Liabilities. At the Closing, upon and subject to the terms and subject to the conditions of this Agreement and subject to adjustment as provided herein, Seller shall assign to Purchaser and Purchaser shall assume the liabilities and obligations of Seller to be discharged, performed, satisfied or paid after the Closing Date with respect to the following (collectively, the “Liabilities”):

     (a) The deposit accounts held at the Branches as of the Closing Date, whether represented by collected or uncollected funds, together with all accrued and unpaid interest thereon as of the close of business on the Closing Date, including the custodial obligations of Seller for individual retirement accounts (“IRAs”) which are funded by assumed deposit accounts, which deposit accounts are identified by account number, customer number, social security number, telephone number, complete address (including street, city, state and zip code), category, account type, balance, interest rate and, if applicable, due date, in an electronic data file provided by Seller to Purchaser on or prior to the date of this Agreement (the “Deposits”); provided, however, that such Deposits shall exclude all Excluded Deposits. An “Excluded Deposit” means any (i) deposit account that cannot be assumed by Purchaser because of legal impediments; (ii) deposit account that is security for or associated with equity lines of credit or deposit overdraft and collateral loans not acquired by Purchaser; (iii) deposit account of a Branch customer who maintains at least one address outside the Identified Texas Zip Code Area (each such deposit account customer identified on Exhibit 1.02(a)(iii) hereto), (iv) deposit account of any customer with a primary relationship with a branch of Seller other than one of the Branches (each such customer is identified on Exhibit 1.02(a)(iv)); (v) brokered deposit account; (vi) deposit account that is involved in any pending or threatened litigation, mediation or arbitration as of the Closing Date; and (vii) IRA with respect to which the customer does not consent to the appointment of Purchaser or its designee as custodian or does not consent to Purchaser’s custodial agreement;

     (b) The Loans and the unfunded commitments or lines of credit relating to the Loans;

     (c) The safe deposit business of Seller at the Branches;

     (d) The Assumed Contracts;

     (e) The Real Estate Interests;

     (f) The Personal Property; and

     (g) All reporting and filing obligations imposed by the Internal Revenue Service or any other regulatory authority with respect to any of the foregoing arising from and after the Closing Date.

The Liabilities shall not include any liabilities or obligations of Seller or Seller’s Affiliates of any kind, character or description not specifically identified herein or in the exhibits hereto.

Purchaser will assume and will pay, perform and discharge the Deposits to customers of Seller in accordance with all applicable laws and regulations. Purchaser may elect to make adjustments in interest payment periods, payment options and similar adjustments required to conform the accounts, including Deposits and Loans, to the data processing capabilities and account and product offerings of Purchaser. Purchaser will make such adjustments in accordance with its understanding of its legal rights and obligations and neither Seller nor its counsel expresses any opinion with respect to such legal rights or obligations. As between Purchaser and Seller, any such adjustments will have no effect on Purchaser’s agreement to pay the Deposits as herein stated, and Seller will have no liability to any customer as a result of any such adjustments.

     1.03 Closing Date Adjustments to Assets and Liabilities. At the Closing Date, Seller shall update, as of the date agreed pursuant to Section 1.06(c) hereof for computing the Estimated Amount, all exhibits provided for in and information required to be provided pursuant to Sections 1.01 and 1.02 and shall deliver such updated exhibits and information to Purchaser at the Closing.

     1.04 Consideration for Purchase and Assumption. In consideration for the sale of the Assets by Seller and/or Seller’s Affiliates and the assumption by Purchaser of the Liabilities, Seller shall make available and transfer to Purchaser, in the manner specified in Section 1.06 hereof, the Payment Amount. The “Payment Amount” means an amount equal to the sum of the aggregate balance of all of the Deposits (as set forth on the balance sheet of Seller at the close of business on Closing Date prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods) including interest posted or accrued with respect to the Deposits as of the close of business on the Closing Date, less an amount equal to the sum of:

     (a) The face value of the Vault Cash;

     (b) The net book value of the Real Estate Interests on Seller’s books for the month ended immediately prior to the Closing Date;

     (c) The net book value of the Personal Property on Seller’s books for the month ended immediately prior to the Closing Date;

     (d) The outstanding unpaid principal balance and accrued interest thereon of Loans determined as of the close of business of the Branches on the Closing Date;

     (e) The Purchaser’s share of the pro rata adjustment of items required pursuant to Section 1.05; and

     (f) An amount equal to 12.00% of the average daily Deposits for the 15-day period preceding the Closing Date (“Premium”) provided, however, that for purposes of calculating the Premium, Deposits that would be presumed to be abandoned under the Texas Property Code during the measurement period and Deposits of government units and other public entities shall be excluded from the Deposits during the measurement period.

     1.05 Pro Rata Adjustment and Reimbursement. Unless otherwise provided herein, it is the intention of the parties that Seller will operate the Branches for its own account until the close of business on Closing Date and that Purchaser shall operate the Branches, hold the Assets and assume the Liabilities for its own account after the close of business on the Closing Date. Thus, except as otherwise specifically provided herein, items of proration and other adjustments shall be prorated as of close of business of the Branches on the Closing Date and settled between Seller and Purchaser on the Closing Date whether or not such adjustment would normally be made as of such time. Items of proration and adjustment will be handled at Closing as an adjustment to the amount of funds to be delivered by Seller to Purchaser, or Purchaser to Seller, as appropriate, unless otherwise agreed.

     For purposes of this Agreement, items of proration and other adjustments shall include, without limitation: (i) sales, transfer, excise and use taxes and personal and real property taxes and assessments (including real property sales, transfer and excise taxes); (ii) FDIC deposit insurance assessments; (iii) safe deposit rental payments; and (iv) other prepaid expenses and items and accrued and unpaid liabilities, if any, as of the close of business on the Closing Date. To the extent that the amount of the foregoing items is not known on the Closing Date, such proration shall be based on the amount of such items for the prior month or year, as appropriate; provided, however, the parties shall apportion all real property taxes as provided in the following paragraph.

     Purchaser and Seller shall apportion pro rata all real property taxes paid or payable in connection with the Real Estate Interests. Such apportionment shall be made on a per diem basis as of the Closing Date and shall be based upon the fiscal year for which the same are assessed. In the event that the applicable tax bill, or other information reasonably necessary for computing any such apportionment is not available on the Closing Date, the apportionment shall be made at Closing on the basis of the prior period’s real estate taxes. Within thirty (30) days after receipt by the parties of the applicable tax bill or other information reasonably necessary for computing such apportionment, Purchaser and Seller shall apportion the actual taxes and, if either party paid more than its proper share thereof at Closing, the other party shall within seven (7) business days after written request therefore reimburse such party for the amount so expended. If, at Closing, the Real Estate Interests are affected by an assessment arising on or before the Closing Date which is payable in installments of which the current installment is then a charge or lien, or has been paid, then all unpaid installments of such assessments which are to become payable after the Closing shall be paid and discharged by Purchaser.

     1.06 Closing.

     (a) The consummation and closing (“Closing”) of the transactions contemplated by this Agreement shall take place as of the close of business of the Branches on October 14, 2005 or on such other date as shall be mutually agreed to by the parties hereto, provided that all conditions set forth in Sections 6 and 7 have been satisfied or waived. The date on which the Closing takes place is referred to herein as the “Closing Date” and the close of business shall be deemed to occur at 11:59 p.m. on such date. The Closing shall take place at Franklin Bank, S.S.B., 9800 Richmond, Suite 680, Houston, Texas, or at such other place as shall be mutually agreed to by the parties hereto.

     (b) At the Closing, the parties to this Agreement will exchange the certificates and other documents provided for under this Agreement in order to consummate the transactions contemplated hereby and to determine whether any condition exists which would permit the parties hereto to terminate this Agreement. If no such condition then exists or if no party elects to exercise any right it may have to terminate this Agreement, then and thereupon the appropriate parties shall execute such documents and instruments as may be necessary or appropriate to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, it is the intention of the parties as of the date hereof that the Closing become effective on the Closing Date by means of an exchange of documents without the physical meeting of the parties as set forth above unless such a meeting is necessary or advisable.

     (c) As of a date agreed to by Purchaser and Seller, which date shall be five to ten business days prior to the Closing Date, Purchaser and Seller will compute an amount (the “Estimated Amount”) equal to what the Payment Amount would be on such date as if such date were the Closing Date. At Closing, Seller will deliver and pay to Purchaser the Estimated Amount in immediately available United States Federal Funds. At least two business days prior to the Closing, Seller and Purchaser shall provide written notice to one another indicating the account and bank to which such funds shall be wire transferred.

     (d) The Payment Amount shall be as set forth and calculated in accordance with the settlement statement prepared in connection with the Closing, substantially in the form attached hereto as Exhibit 1.06(d) and post-closing adjustments and transactions will be handled as set forth in Section 1.10.

     1.07 Seller’s Actions at Closing. On the Closing Date, the Seller shall:

     (a) deliver to Purchaser such of the Assets as are capable of physical delivery, including, without limitation, all records, documents, data and files of Seller relating to the Assets and Liabilities and keys and combinations to the Branch premises, except as otherwise provided elsewhere in this Agreement;

     (b) execute, acknowledge and deliver to Purchaser all such endorsements, assignments, bills of sale, special warranty deeds, limited powers of attorney and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the sale, assignment and transfer of the Assets to Purchaser as provided herein; provided that all of the documents and instruments to be delivered by Seller hereunder shall be in form and substance reasonably satisfactory to counsel for Purchaser;

     (c) execute, acknowledge and deliver such affidavits as shall be reasonably required by Purchaser’s title insurance company to enable Seller to deliver title to the Real Estate Interests as required by this Agreement;

     (d) deliver title insurance policies issued by a title insurance company reasonably acceptable to Purchaser insuring Purchaser’s fee simple interest in the Real Estate Interests, at Seller’s expense;

     (e) deliver possession of the Real Estate Interests in the condition existing on the date hereof, reasonable wear and tear excepted;

     (f) assign, transfer and deliver to Purchaser each of the following records pertaining to the Deposits on the Closing Date: signature cards (in electronic format), orders and contracts between Seller and depositors and records of similar character; canceled checks and/or negotiable orders of withdrawal, if any; and all other miscellaneous records, statements and materials maintained by Seller at the Branches relative to any Deposit; provided, however, with respect to the records, statements, other data and materials not maintained at the Branches, Seller shall provide Purchaser with reasonable access to such records as provided in this Agreement;

     (g) transfer and deliver the contents, keys, documents and other records maintained at the Branches directly pertaining to the safe deposit boxes maintained at the Branches (whether rented or unrented) as the same exist as of the close of business on the Closing Date;

     (h) make available and transfer to Purchaser on the Closing Date any funds required to be paid to Purchaser pursuant to the terms of this Agreement;

     (i) execute, acknowledge and deliver a non-foreign person affidavit pursuant to Section 1445 of the Internal Revenue Code; and

     (j) execute, acknowledge and deliver to Purchaser the certificate provided for in Section 6.03 and all other certificates and other documents and information required to be delivered to Purchaser by Seller at the Closing pursuant to the terms of this Agreement, including without limitation the updated exhibits and information required by Section 1.03 hereof and an electronic file of data respecting the Deposits and Loans in a format acceptable to Purchaser.

     Seller agrees that it will preserve and safely keep, for so long as may be required under applicable law, all of the records, documents, data and files not transferred to Purchaser which relate to the Assets and Liabilities, for the mutual benefit of itself and Purchaser. Purchaser agrees that it will preserve and safely keep, for so long as may be required under applicable law, all of the files and records transferred to Purchaser which relate to the Assets and Liabilities, for the mutual benefit of itself and Seller. All files and records relating to the Assets or the Liabilities held by either party will be open for inspection for reasonable purposes by the other party and its authorized agents, representatives and regulators during regular business hours after the Closing Date, and the party with the right of inspection may, at its own expense, make copies of excerpts from such files and records as it deems desirable. For purposes of this Section 1.07, where possible, physical delivery may be accomplished by the transfer of control over the Branches from Seller to Purchaser at the Closing.

     1.08 Purchaser’s Actions at Closing. On the Closing Date, the Purchaser shall:

     (a) pay to Seller any funds required to be paid to Seller pursuant to the terms of this Agreement;

     (b) execute, acknowledge and deliver to Seller all such endorsements, assignments, bills of sale, and other instruments of conveyance, assignment and transfer as shall reasonably be necessary or advisable to consummate the assumption of the Liabilities by Purchaser as provided herein; provided that all of the documents and instruments to be delivered by Purchaser hereunder shall be in form and substance reasonably satisfactory to counsel for Seller; and

     (c) execute, acknowledge and deliver to Seller the certificate provided for in Section 7.03, all other certificates and other documents and information required to be delivered to Seller by Purchaser at the Closing pursuant to the terms of this Agreement.

     1.09 Certain Pre-Closing Transitional Matters.

     (a) Seller shall provide such records and other information as shall be necessary to enable Purchaser to send, subject to applicable law, at least 30 days prior to the Closing Date, at Purchaser’s cost and expense, to each Deposit or Loan customer of a Branch (i) a letter jointly prepared by Purchaser and Seller and set forth on joint letterhead, notifying each such customer of the prospective assignment of the Liability and/or Asset pursuant to this Agreement and providing information about Purchaser and its banking and/or financial products and services and (ii) a letter or letters prepared by Purchaser and reasonably satisfactory to Seller notifying each such customer of changes to such person’s accounts or financial products and containing additional information regarding Purchaser’s products and services, including a change in fees and terms, to conform to Purchaser’s account and product offerings. Seller shall cooperate with Purchaser to enable Purchaser, at Purchaser’s expense, prior to the Closing, to reissue checks and other similar documents and instruments to depositors whose Liabilities are to be assumed by Purchaser hereunder or to otherwise facilitate the transfer of such customers’ business relationships to the Purchaser. Seller and Purchaser shall mutually agree on any correspondence or communication by Seller, Purchaser or an Affiliate of either to Branch customers whose Deposits, Loans or other business relationships with Seller or its Affiliates are not transferred to Purchaser.

     (b) Within such period prior to the Closing Date as is required by applicable law or regulation, Seller will, at its sole cost and expense, notify the depositors who maintain IRAs of Seller’s intent to resign as custodian as of Closing and to appoint Purchaser (or Purchaser’s designee) as successor custodian and the discharge and release of Seller from all liabilities as custodian from and after the effective time of its resignation. Purchaser will accept (or cause its designee to accept) such appointment as successor custodian, however, only if the customer accepts and agrees to such appointment and to Purchaser’s custodial IRA agreement. It is agreed that Seller is required to notify each such depositor only once, which notification will be by means of a letter approved (which approval shall not be unreasonably withheld) by Purchaser and accompanied by all appropriate forms and documents necessary to effect such replacement and release and to adopt Purchaser’s master agreement. The parties agree that for purposes of this Agreement a depositor who does not timely respond to such notice shall be deemed to have accepted and agreed to such appointment and to Purchaser’s custodial IRA agreement unless deeming a customer to have so accepted and agreed is prohibited by Purchaser’s custodial IRA agreement applicable to such IRA account and, in the reasonable opinion of Purchaser’s counsel, Purchaser’s custodial IRA agreement cannot be amended to remove such prohibition. The IRA account of any customer rejecting the appointment of Purchaser (or its designee) and Purchaser’s custodial IRA agreement will not be included in the Deposits.

     (c) In order to assist Purchaser with the conversion of Seller’s data concerning Branch operations to Purchaser’s systems, Seller shall, at its cost and expense, within 30 days of the date of this Agreement, provide to Purchaser an electronic master file original and record file layout tape(s) or file(s) concerning the Deposits and Loans and other deposit and loan accounts domiciled in or originated by the respective Branches and all product specifications to include all detail account coding. The foregoing shall include without limitation information on Deposits, Loans, safe deposit boxes, automated clearinghouse (“ACH”) transactions, ATM cards and check cards. Such electronic tape(s) or disk(s) and other information shall be as of a recent date mutually agreeable to Purchaser and Seller and shall be updated by Seller and delivered to Purchaser at and as of the Closing Date.

     (d) Seller and Purchaser agree to cooperate to identify prior to Closing any contracts, leases and other agreements of Seller attributable to the operation of the Branches, if any, to be added to Exhibit 1.01(g).

     1.10 Certain Post-Closing Settlement and Transitional Matters.

     (a) On a date no more than fifteen (15) calendar days following the Closing Date (the “True-Up Date”), Seller shall provide to Purchaser all exhibits provided for in and information required to be provided pursuant to Sections 1.01 and 1.02, updated as of the Closing Date, and Purchaser and Seller will compute the amount of the Payment Amount according to the provisions of Section 1.06, and if the actual Payment Amount is different from the Estimated Amount calculated as provided in Section 1.06, then Purchaser (if the Estimated Amount exceeds the Payment Amount) or Seller (if the Payment Amount exceeds the Estimated Amount) will immediately pay such excess amount in immediately available funds to the other party, together with interest on such excess from the Closing Date to the date of payment at a simple per annum rate, without any compounding, at the effective federal funds rates based on the federal funds rate as quoted by the Federal Reserve Bank on Report H-15. Any additional payments or adjustments arising out of this Agreement may be computed and paid, with interest calculated pursuant to this Section 1.10, in subsequent settlements by mutual agreement of the parties.

     (b) Purchaser and Seller agree to use their best efforts to agree on the calculation of and all other matters pertaining to the Payment Amount.

     (i) In the event that the parties should fail to agree either on (i) the mathematical calculation of the Payment Amount or (ii) the appropriate accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Payment Amount, then the parties shall refer such disputed matters to an independent firm of certified public accountants of national standing (an “Accountant”) reasonably acceptable to Purchaser and Seller, and Purchaser and Seller agree to be bound by the determination of such firm with respect to such disputed matters. Purchaser and Seller shall agree upon an Accountant within 7 days after the date on which either Purchaser or Seller notifies the other in writing that the referral of a disputed matter within the scope of this Section 1.10(b) is necessary. If Purchaser and Seller shall fail to agree on an Accountant within such 7-day period, then either of them may seek the appointment of an Accountant in a court of law. Purchaser and Seller agree to share equally the fees and charges of an Accountant appointed hereunder for its services in resolving disputes within the scope of this Section 1.10(b).

     (ii) The provisions of Section 1.10(b) are not intended to and shall not be interpreted to require that the parties refer to an Accountant (a) any dispute arising out of a breach by one of the parties of its obligations under this Agreement, (b) any dispute the resolution of which requires a construction or interpretation of this Agreement, or (c) any other dispute other than (in the case of this clause (b)) a dispute related to the mathematical calculation of the Payment Amount or the accounting treatment of any asset or liability, or item of income or expense, that affects the calculation of the Payment Amount, or both. The parties reserve all rights and remedies, including at law or in equity, to resolve disputes other than those within the scope of Section 1.10(b).

     (iii) If, in the resolution of any dispute, it is determined that the amount of the Payment Amount is changed and one party owes an amount to the other party, the paying party will also pay interest on such amount from the date it should have been paid to the date of payment at the same rate as provided in Section 1.10(a).

     (c) Seller and Purchaser agree that each party shall be solely responsible for providing to the Internal Revenue Service and to each depositor, other holder of a Liability or customer, to the extent required by law, Forms 1098, 1099 INT, 1099R and 5498 and other applicable reporting forms with respect to each of the Liabilities and Assets for the period during which Seller or Purchaser, as applicable, administers such Liabilities and Assets during 2005.

     (d) Within twenty (20) business days following the Closing Date, Seller shall prepare and mail closing statements for each Deposit for which there has been any activity (other than the accrual of interest) between the last statement prior to Closing and the close of business on the Closing Date, for the period from the date of the last statement to and including the Closing Date, and provide Purchaser with a copy.

     (e) Holds that have been placed on particular Liabilities by Seller or on individual checks, draws or other instruments shall be continued by Purchaser under the same terms. In order for Purchaser to comply with the foregoing, Seller shall deliver to Purchaser a complete and accurate list and a tape or electronic file (which such tape or data file may be a part of the conversion data file provided by Seller to Purchaser) in a format acceptable to Purchaser of any such holds at the Closing.

     (f) Seller will promptly and fully recompense Purchaser for items returned within 90 calendar days after the Closing Date to Purchaser or Seller on account of fraud, negligence, errors or improper banking practices or procedures, which are drawn on or chargeable to Deposits assumed by Purchaser hereunder and for which the transaction date on the item was on or prior to the Closing Date. Notwithstanding the foregoing, Seller shall not be charged for any item unless Purchaser has sustained a loss with respect to such item, after normal collection efforts (normal collection efforts, however, shall not require Purchaser to institute a lawsuit or any other legal action). At time of payment by Seller to Purchaser pursuant to this Section 1.10(f), Purchaser shall assign to Seller any rights Purchaser may have to prosecute a claim against a third party relating to the items.

     (g) For a period of 30 calendar days after the Closing Date, Seller will continue to clear checks or drafts drawn on checking accounts, NOW accounts and money market deposit accounts drawn on accounts transferred to Purchaser pursuant to this Agreement, and Purchaser will reimburse Seller for the amount of funds paid on such checks or drafts as herein provided. During such 30 calendar day period, Seller or its servicing agent will transmit to Purchaser by 2:00 p.m. of each business day (Texas time) all such checks or drafts for the preceding business day, and Purchaser will pay Seller the amount of such checks and drafts by the close of business on the following business day by means of a wire transfer from Purchaser’s account to Seller’s account; Seller will provide Purchaser with wiring instructions at or prior to Closing. During such 30 calendar day period, Seller or its servicing agent will place all such checks or drafts received for collection on deposit accounts into the possession of a courier for delivery to Purchaser by the morning of the second business day following such receipt. Purchaser will be responsible for determining if each such check or draft delivered is properly payable. If any such check or draft is not properly payable, Purchaser may dishonor such check or draft and return it to Seller, which will return such check or draft to the Federal Reserve Bank with jurisdiction over Seller and Purchaser for credit to Seller’s account. Seller will be obligated to reimburse Purchaser for such amount, and it is agreed that Purchaser may deduct the amount of any returned check or draft from its next daily transfer of funds. However, Seller will have no obligation to reimburse Purchaser in the event its account at the Federal Reserve Bank is not so credited, and, in such an event, Purchaser will be obligated to pay back to Seller the amount it had previously deducted pursuant to the preceding sentence. After the 30 calendar day period, Seller will not accept any such checks and such checks will be returned marked “Unable to Locate.” Any additional charges by Seller’s servicing agent in order to comply with this Section 1.10(g) will be shared equally between Purchaser and Seller. Seller agrees that it shall notify Purchaser of any information received regarding the settlement and clearance of any foreign checks, savings bonds, or coupons deposited with it on or prior to the Closing Date.

     (h) With respect to the direct pay and ACH transactions requested by customers of the Branches after the Closing Date, Purchaser agrees to use its best efforts to notify, within 30 days after Closing, its customers to redirect such direct pay and automated clearing house transactions from Seller to Purchaser. Seller agrees that for a period of 30 days following the Closing Date it will effectuate such requests in the same manner and with the same diligence as it would have prior to the Closing Date. Seller agrees to provide Purchaser with the daily detail necessary for Purchaser to timely credit or debit the customer’s account and to allow Purchaser to send notifications of changes. Seller and Purchaser agree to a timely net daily settlement of these transactions. At the end of such period of 30 days, Seller will discontinue accepting and forwarding ACH entries and funds and return them to the originators marked “Account Closed.” The parties may agree to other procedures to handle ACH transactions.

     (i) With respect to any items that are credited as of the Closing Date to an account being transferred to Purchaser pursuant hereto that are returned unpaid (a “Returned Item”), and if there are sufficient funds in the account to which such Returned Item was credited or any other accounts on deposit at the Branches standing in the name of the party liable for such Returned

Item, and if Purchaser has a right of charge-back against the account to which such Returned Item was credited or a right of set-off against such other accounts in respect of the charge-back, Purchaser will debit any or all of such accounts an amount equal in the aggregate to the Returned Item and will repay that amount to Seller, reduced, however, by the amount of the Premium, if any, attributable to such Returned Item. If the charge-backs or set-offs do not provide sufficient funds for such purposes, Purchaser will have no obligation to repay Seller the amount of such deficiency unless and until Purchaser obtains reimbursement from the party liable for the Returned Item. Purchaser will use its Best Efforts to obtain such reimbursement.

     (j) Except as expressly provided for elsewhere in this Agreement, in settlement of transactions described in this Section 1.10, Seller agrees to provide Purchaser by facsimile or electronic mail a daily net settlement figure together with a detailed transaction listing for all such transactions and the parties agree that the party obligated to remit any funds thereunder shall do so by wire transfer before the close of business Texas time of such day. Seller shall provide the net settlement figure to Purchaser in a timely manner that permits Purchaser to remit funds by the deadline set forth in the prior sentence. Any settlement under this Section 1.10(j) shall be provisional pending receipt by the respective parties of the physical items relating to such settlement; the parties shall adjust the next daily settlement to reflect any adjustments resulting from its receipt of the physical items.

     (k) In case of any dispute with or inquiry by an account holder whose Deposit is assumed under this Agreement, which dispute or inquiry relates to the servicing of such Deposit by Seller prior to the date for which a Deposit history has been provided to Purchaser, Seller will provide Purchaser with the appropriate information regarding the Deposit and copies of pertinent documents or instruments to the extent available with respect to such dispute or inquiry so as to permit Purchaser to respond to the account holder within a period of time and in a manner which would comply with standard banking practices and customs. In the event that any account holder alleges that Seller violated an applicable law or regulation, Seller shall have the right to control communication to the account holder with respect to such allegation.

     (l) No later than the opening of business on the first business day following the Closing Date, Purchaser will cover or substitute its name and logo for the name and logo of the Seller on all interior and exterior signs located at the Branches and shall be entitled to remove and dispose of all signs which carry the name and logo of the Seller which Seller has not removed at its own cost. Purchaser may not use the names “Washington Mutual,” “Washington Mutual Bank,” “Washington Mutual Bank, FA” or any similar name in any way except as may be necessary to provide notice to customers of the Branches of the transactions made pursuant to this Agreement.

     1.11 Non-Solicitation of Business. In consideration of the purchase of Assets and assumption of Liabilities by Purchaser, neither Seller nor its Affiliates (including the directors, officers, employees or principal shareholders), successors or assigns will, for a period of three years after the Closing Date, solicit, on behalf of itself or others, deposits, loans, brokerage or other business from customers whose Deposits are assumed or whose Loans, safe deposit or any other business are acquired by Purchaser hereunder; provided, however, that nothing contained in this Section 1.11 shall be deemed to prohibit general solicitations not specifically directed or targeted to customers of the Branches. Notwithstanding the provisions of this Section 1.11,

Seller or any Affiliate may continue to engage in all customary communications, including distribution of solicitations and promotional materials, with any customers of the Branches with whom Seller or any Affiliate maintains a banking, lending, brokerage or other financial relationship pursuant to or as permitted by the terms of this Agreement after the Closing Date (including obligors under Excluded Loans, holders of any Excluded Deposit) or independently of the Branches, provided, however, that WMFS Customers who remain customers of WMFS following the Closing may be solicited with respect to brokerage business only unless Seller or any Affiliate maintains a non-brokerage relationship pursuant to or as permitted by the terms of this Agreement after the Closing Date.

     1.12 Covenant Not to Compete. From and after the Closing, and for a period of three years following the Closing Date, Seller and its Affiliates, successors or assigns shall not, and shall not enter into any agreement to, acquire, lease, purchase, own, operate or use any building, office or other facility or premises located within a thirty (30) mile radius of any Branch location for the purpose of making loans, accepting deposits, cashing checks, originating mortgages, or offering brokerage or insurance services. This restriction shall not apply in the event that Seller or an affiliate is acquired by a company that directly or indirectly owns one or more branches or lending offices within a 30 mile radius of any Branch or in the event that Seller or an affiliate acquires a company that owns one or more branches or lending offices within a 30 mile radius of a Branch, provided that at least a majority of such acquired company’s branches are located outside such 30 mile radius.

SECTION 2

Representations and Warranties of Seller

     Except as specified in the Schedule of Exceptions accompanying this Agreement, Seller represents and warrants to Purchaser as follows:

     2.01 Corporate Organization and Related Matters. Seller is a federally chartered savings bank duly organized, validly existing and in good standing under the laws of the United States, with the corporate power and authority to transact business in the State of Texas and to engage in the savings bank business and all other businesses in which it engages and to own the Assets and hold the Deposits. Seller has the requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violate, conflict with or constitute a breach of any provision of the charter of Seller or its Bylaws or any agreement or instrument to which it is a party or by which its assets are bound, or (subject to any consent required to be obtained in connection herewith) any law, rule or regulation or any order or decree applicable by its terms specifically to Seller or its assets.

     2.02 Execution of Agreement; Enforceability. The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby, and the transactions contemplated hereby, have been duly authorized by all necessary corporate action on the part of Seller. This Agreement constitutes, and such documents and instruments will constitute, legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms, subject to bankruptcy, insolvency, reorganization, moratorium, receivership, conservatorship and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.

     2.03 Title to and Condition of Assets. Except as set forth on Exhibit 1.01 and the procedures set forth in Section 5.09, Seller is the owner of the Assets and has good and marketable title thereto, free and clear of any mortgage, pledge, lien, security interest, conditional sales agreement, encumbrance or charge of any kind or description, other than liens for current taxes not yet due and payable and such encumbrances and imperfections in title, if any, which are not substantial in character or amount or which otherwise do not materially impair the use and enjoyment of such Assets. To Seller’s Knowledge: (i) no notice of any violation of zoning laws, building or fire codes or other statutes, ordinances or regulations or of restrictive covenants relating to the use or operation of the Real Estate Interests has been received by Seller and Seller has not undertaken any construction or improvements on the Real Estate Interests which could result in the imposition of any mechanics, materialmen or other similar liens on the Real Estate Interests, (ii) there are no condemnation proceedings pending or threatened against the Real Estate Interests or any part thereof, (iii) there is no pending or contemplated rezoning proceeding or special assessment affecting the Real Estate Interests, (iv) the Real Estate Interests are not subject to any special tax valuation or special tax exemption, which upon a change in use or ownership of the Real Estate Interests will result in a “rollback tax” or similar assessment, (v) the Real Estate Interests are not located in areas that have been identified as having special flood hazards, (vi) access to each of the Real Estate Interests is available over public streets, (vii) all water, sewer, gas, electric, telephone, cable, drainage and other utility equipment, facilities and services required by applicable laws and regulations or necessary for the current operation of the Real Estate Interests, are installed and connected pursuant to valid permits, are adequate to serve the Real Estate Interests for their intended use, and are in good operating condition, (viii) all utility lines servicing the Real Estate Interests are located either within the boundaries of such Real Estate Interests, within lands dedicated to the public use or within recorded, irrevocable, unsubordinated easements for such purpose, and are serviced and maintained by the appropriate public or quasi-public entity, (ix) Seller possesses all rights, privileges, licenses, franchises, permits and other authorizations (including certificates of occupancy) that are material to the current use, occupancy and operation of the Real Estate Interests, (x) all permits are in full force and effect and Seller has not received notice of any pending or threatened revocation, suspension or termination proceedings concerning the permits, (xi) all improvements located on the Real Estate Interests, the roofs thereon, and all mechanical systems (including, without limitation, all HVAC, plumbing, electrical, elevator, security, utility, sprinkler and safety systems) therein, are in good working order, in sound structural condition and are free from material defect or deficiency, (xii) Seller has not received any notice (which remains outstanding) from an governmental authority or body or other party alleging the existence of such defect or deficiency, (xiii) there has been no casualty affecting all or any material portion of the Real Estate Interests which has not been restored or for which adequate insurance proceeds will not be transferred to Purchaser at Closing, with Seller being responsible for deductibles, and (xiv) no leases of owned real property included in the Real Estate Interests are in default.

     2.04 Actions, Suits and Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of Seller, threatened against or affecting Seller or the Branches which could reasonably be expected to have a Material Adverse Effect on Seller or the Branches.

A “Material Adverse Effect” means (a) with respect to the Branches, a material adverse effect on the Assets, Liabilities, business, financial condition or results of operation of the Branches, taken as a whole; and (b) with respect to Seller or Purchaser, as the case may be, a material adverse effect on such party’s ability to consummate the transactions contemplated hereby on a timely basis; provided, however, that in determining whether a Material Adverse Effect has occurred, there shall be excluded any effect the cause of which is (i) any change in banking, savings association or similar laws, rules or regulations or in laws, rules or regulations that affect in general the business in which the Branches engage or interpretations thereof by courts or governmental authorities, (ii) any change in generally accepted accounting principles or regulatory accounting requirements applicable to banks, savings associations or their holding companies generally, (iii) the announcement of this Agreement or any action or omission taken in accordance with this Agreement or with the prior written permission of the other party and (iv) any changes in interest rates or general economic conditions affecting banks, saving associations or their holding companies generally.

     2.05 Agreements with Governmental Authorities. Seller is not a party to any agreement, understanding, consent decree or other arrangement with any federal or state banking regulator or agency which would have a Material Adverse Effect on Seller or the Branches. Seller has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transaction contemplated by this Agreement.

     2.06 No Brokers or Agents. Seller has not retained or otherwise engaged any broker, finder or other person or agent or agreed to pay any fee or commission to any agent, broker or other person for or on account of this Agreement or the transactions contemplated hereby, other than fees to its attorneys and accountants.

     2.07 Tax Matters.

     (a) With respect to all interest bearing accounts assigned to Purchaser, the records of Seller transferred to Purchaser contain or will contain all information and documents (including without limitation properly completed Forms W-9) necessary to comply with all information reporting and tax withholding requirements under federal and state laws, rules and regulations, and such records identify with specificity all accounts subject to backup withholding under the Internal Revenue Code.

     (b) All Tax Returns required to be filed on or before the Closing Date by Seller or its Affiliates with respect to any Taxes payable in respect of the Assets or Liabilities or related to the Branches have been or will be timely filed with the appropriate governmental agencies in all jurisdictions in which such Tax Returns are required to be filed. The Tax Returns are or will be true and correct in all material respects and all Taxes reported on such returns have been or will be paid. There are no claims, assessments, levies, administrative proceedings or lawsuits pending, or to the knowledge of Seller, threatened by any taxing authority with respect to the Assets or Liabilities or related to the Branches; and no audit or investigation of any Tax Return of Seller or its Affiliates with respect to the Assets or Liabilities or related to the Branches is currently underway, or to the knowledge of Seller, threatened.

     As used in this Agreement, the term “Taxes” shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), real property gains taxes, payroll and employee withholding taxes, unemployment insurance taxes, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers’ compensation, and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Seller or its subsidiaries or affiliates is required to pay, withhold or collect. As used in this Agreement, the term “Tax Returns” shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

     Any claims for refunds of Taxes which have been paid by Seller or its Affiliates shall remain the property of Seller or its Affiliates.

     2.08 IRA Account Documentation. The form of Individual Retirement Custodial Account Agreement for IRAs, and the related Individual Retirement Account Disclosure Statement attached hereto as Exhibit 2.08 constitute the form of the documents establishing the trustee or custodial arrangement in connection with all IRAs maintained at the Branches.

     2.09 Labor Relations; Employee Benefits. No employee at the Branches is represented, for purposes of collective bargaining, by a labor organization of any type. Seller is unaware of any efforts during the past three years to unionize or organize any employees at the Branches. No causes of action, claims or administrative investigations for wrongful discharge, violation of employment contract or employment claims based upon any state or federal law, statute, public policy, order or regulation, related to employees at the Branches, is pending or, to Seller’s knowledge, threatened against Seller or its Affiliates. Seller and its Affiliates have complied with all laws relating to the employment of labor, including provisions relating to wages, hours, collective bargaining and the payment of social security or other taxes, and worker’s compensation or other insurance premiums.

     There are no liabilities, breaches, violations or defaults under any employee benefit plan, arrangement or contract sponsored, maintained or contributed to by Seller or any of its Affiliates that would subject the Assets, Purchaser, its employee benefit plans or any fiduciaries thereof to any taxes, penalties or other liabilities.

     2.10 Environmental. To Seller’s Knowledge and except for any condition described in Exhibit 2.10 hereto or identified with reasonable specificity in any Phase I Environmental Assessment or Phase II Environmental Assessment obtained pursuant to Section 5.10(a) (“Environmental Reports”), (a) Seller, the Real Estate Interests and the Branches are and have been in compliance in all material respects with all federal, state, and local laws, regulations, and ordinances relating to the environment and to the discharge of hazardous substances, pollutants or other regulated material (“Hazardous Substances”) into the air, ground or water applicable to the Real Estate Interests (the “Environmental Laws”); (b) there are no actions, suits, claims, notices of violation, orders or proceedings pending or, to Seller’s Knowledge, threatened against Seller or to Seller’s Knowledge, against any other person, with respect to the Real Estate Interests or the Branches by or before any governmental authority or agency or by any third party which in any way relates to any Environmental Laws or to any presence of or exposure to any Hazardous Substances; and (c) there has been no release of any Hazardous Substance in, on, or under any of the Branches or Real Estate Interests in an amount or concentration that would trigger any required investigation, remedial action, or liability under any applicable Environmental Laws. For purposes of this Section 2.10, Seller shall not be deemed to have Knowledge of matters or information disclosed in any Environmental Report unless either (i) such matter or information is identified therein with reasonable specificity or (ii) Seller has Knowledge of such matter independently of such Environmental Report. Purchaser acknowledges and agrees that Seller makes no representations or warranties regarding the truth, accuracy or thoroughness of the investigation, preparation or content of the Environmental Reports, or the competence or ability of the persons or companies preparing the Environmental Reports. Seller warrants that it has provided to Purchaser all information of which Seller is aware or which is in Seller’s possession that relates to the environmental condition of the Branches and Real Estate Interests or to compliance of the Seller or the Branches and Real Estate Interests with applicable Environmental Laws. Assuming that Seller has satisfied all of its requirements under Section 5.10, Purchaser agrees that, by closing the transaction contemplated herein, Purchaser will have had an opportunity to review such reports prior to the Closing Date in order to make an independent verification of the information contained therein, and that Purchaser and its environmental consultants will have had an opportunity to conduct tests on the Real Estate Interests.

     2.11 Deposits. Seller has provided to Purchaser a true and accurate data file of all Deposits (including IRAs), and related information, which are domiciled at the Branches, prepared as of a date within 10 days prior to the date of this Agreement (which data shall be updated at the Closing Date as of the date agreed pursuant to Section 1.06(c) hereof for computing the Estimated Amount and which data shall be further updated on the True-Up Date as of the Closing Date, and, in each case as updated, shall be true and accurate as of such date). The Deposits are insured by the Federal Deposit Insurance Corporation (“FDIC”) to applicable legal limits. The Deposits were solicited and currently exist in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause, a Deposit would not be in material compliance if the noncompliance subjects the depository institution to any penalty or liability other than the underlying liability to pay the Deposit).

     2.12 Loans. Seller has provided to Purchaser a true and accurate data file of all Loans, including accrued and unpaid interests thereon, prepared as of a date within 10 days prior to the date of this Agreement (which data shall be updated at the Closing Date as of the date agreed pursuant to Section 1.06(c) hereof for computing the Estimated Amount and which data shall be further updated on the True-Up Date as of the Closing Date, and, in each case as updated, shall be true and accurate as of such date).

     (a) Each Loan included in the Assets was made or acquired by Seller or its predecessor in the ordinary course of business.

     (b) None of the Loans is presently serviced by third parties, and there are no obligations, agreements or understandings whatsoever that could result in any such Loan becoming subject to any such third party servicing.

     (c) There are no misrepresentations of material facts made by officers or employees of Seller in the credit files relating to the Loans, provided that the term “facts” shall not include judgments or opinions of such officers or employees which were in good faith or information which is reflective of information supplied by the borrower.

     (d) With respect to each Loan:

     (i) Such Loan was solicited, originated and currently exists in material compliance with all applicable requirements of federal laws and regulations promulgated thereunder and to the extent, if any, that their applicability to Seller is not preempted by federal laws and regulations, state and local laws and regulations promulgated thereunder (for purposes of this clause (i), a Loan would not be in material compliance if the noncompliance adversely affects the value or collectibility of the Loan or subjects the lender to any penalty or liability);

     (ii) Each note, agreement or other instrument evidencing a Loan and any related security agreement or instrument (including, without limitation, any guaranty or similar instrument) constitutes a valid, legal and binding obligation of the obligor thereunder, enforceable in accordance with its terms, subject as to enforcement to bankruptcy, insolvency, reorganization, moratorium, laws governing fraudulent conveyance or equitable subordination principles and other laws of general applicability relating to or affecting creditors’ rights generally and to general principles of equity; and all actions necessary to perfect any related security interest have been duly taken;

     (iii) To Seller’s knowledge, there has been no material modification to or material waiver of the terms of the applicable loan documents except as reflected in writing in the loan file for such Loan;

     (iv) To Seller’s knowledge, there is no valid claim or valid defense to the enforcement of such Loan;

     (v) Neither Seller nor, to Seller’s knowledge, its predecessor has taken or failed to take any action that would entitle any obligor or other party to assert successfully any claim against Seller or Purchaser (including without limitation any right not to repay any such obligation or any part thereof); and

     (vi) Such Loan was made substantially in accordance with Seller’s or Seller’s predecessor’s standard underwriting and documentation guidelines as in effect at the time of its origination and has been administered substantially in accordance with Seller’s or Seller’s predecessor’s standard loan servicing and operating procedures as in effect from time to time.

     Except as expressly set forth in this Section 2.12 and in Section 2.04, Seller makes no representation or warranty in respect of the Loans and shall have no liability in respect thereof, including the collectibility thereof.

     2.13 Personal Property. Exhibit 2.13 is a true and accurate schedule of the categories of Personal Property owned by Seller at the Branches, which exhibit specifies the net book value of all of the items in each such category as shown on the financial records of Seller, computed as of December 31, 2004, and describing any security interest therein or lien thereon (which exhibit shall be updated at the Closing Date as of the date agreed pursuant to Section 1.06(c) hereof for computing the Estimated Amount and which exhibit shall be further updated on the True-Up Date as of the Closing Date, and, in each case as updated, shall be true and accurate as of such date). Seller represents that the Personal Property is in good condition and repair, ordinary wear and tear excepted.

     2.14 FIRPTA. Seller is not a foreign person within the meaning of the Internal Revenue Code § 1445.

     2.15 Compliance with Laws. The conduct of banking business at the Branches is in compliance in all material respects with all federal, state, county and municipal laws, ordinances, rules and regulations, and governmental agency interpretations thereof, applicable to Seller’s conduct of such business.

     2.16 Books and Records. The books and records of Seller relating to the Branches, the Liabilities and the Assets, as described in Section 1.01(i) hereof, are complete and correct in all material respects and have been maintained in accordance with good business practice. Such records have been prepared, to the extent applicable, in accordance with generally accepted accounting principles consistently applied throughout the periods involved. The records fairly present the financial position of the Branches as of the date thereof, and the results of operations for the Branches for the periods referred to therein. Seller does not have any liabilities (absolute or contingent) which are material to the Branches, the Assets or the Liabilities that are not reflected or provided for in the records.

     2.17 Absence of Certain Changes and Events. Since May 31, 2005, Seller has not:

     (a) suffered any change which would have a Material Adverse Effect with respect to the Branches;

     (b) except in the ordinary course of business and consistent with prudent banking practices, (A) sold, transferred, leased, pledged, mortgaged, or otherwise encumbered or (except for this Agreement) agreed to sell, transfer, lease, pledge, mortgage or otherwise encumber, any of the Assets or rights with respect thereto, or (B) canceled, waived, compromised or agreed to cancel, waive or compromise any debts, claims or rights with respect to the Assets or the Liabilities;

     (c) made or permitted any amendment, termination or lapse of any contract, lease, agreement, license or permit, if such amendment, termination or lapse (individually or in the aggregate) would reasonably be expected to have a Material Adverse Effect on the Branches;

     (d) made any change in any method of management or operation of the Branches not in the ordinary course of business or any accounting change;

     (e) granted any general increase in the compensation of its officers or employees located at the Branches (including any increase pursuant to any bonus, pension, profit sharing or other plan or commitment), except for normal periodic increases made pursuant to established compensation policies applied on a basis consistent with that of the prior year, other than increases and payments necessary, in the employer’s reasonable discretion, to maintain and preserve the operation of the Branches, all of which increases that relate to employees located at the Branches shall be promptly disclosed in writing to Purchaser by Seller;

     (f) caused the Branches to transfer to Seller’s other operations any deposits other than deposits securing Excluded Loans, except in the ordinary course of business at the unsolicited request of depositors, or caused any of Seller’s other operations to transfer to the Branches any deposits, except in the ordinary course of business at the unsolicited request of depositors;

     (g) made any change to its customary policies for setting rates on deposits offered at the Branches, including any increase in interest rates paid unless (and only to the extent that) Seller has effected such a rate increase in its other Texas branches and/or such rate increase was effected by a manager of one of the Branches in accordance with the discretion customarily afforded by Seller to the managers of the Branches, consistent with past practices; or

     (h) entered into any other transaction or conducted its affairs, in either case related to the Assets or the Liabilities, other than in the ordinary course of business and consistent with prudent banking practices except as contemplated by this Agreement.

     2.18 Closing Date. Each representation and warranty of Seller set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Closing Date, provided, however, that if a representation or warranty expresses a specific date, then such representation or warranty shall be understood to have been made on and as of the date hereof and as of the Closing Date, but giving effect to such date contained therein.

     2.19 Disclosure. No representation or warranty by the Seller contained in this Agreement, nor in any statement, exhibit or schedule furnished to the Purchaser by the Seller under and pursuant to, or in anticipation of or in connection with, this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and information contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

SECTION 3

Representations and Warranties of Purchaser

     Purchaser hereby represents and warrants to Seller as follows:

     3.01 Corporate Organization and Related Matters. Purchaser is a Texas state savings bank duly organized, validly existing and in good standing under the laws of Texas, with the corporate power and authority to exercise banking powers and to engage in all other businesses in which it engages and to acquire the Assets and assume the Liabilities subject to regulatory approval. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby violate, conflict with or constitute a breach of any provision of the articles of association or bylaws of Purchaser or any agreement or instrument to which it is a party or by which its assets are bound, or (subject to any consent required to be obtained hereunder) any law, rule or regulation or any order or decree applicable by its terms specifically to Purchaser or its assets.

     3.02 Execution of Agreement; Enforceability. The execution and delivery of this Agreement and each of the documents and instruments contemplated hereby have been duly authorized by all necessary corporate action on the part of Purchaser. This Agreement constitutes, and such documents and instruments will constitute, legal, valid and binding obligations of Purchaser, enforceable in accordance with their respective terms, subject to bankruptcy, solvency, reorganization, moratorium and similar laws relating to the rights and remedies of creditors, as well as to general principles of equity.

     3.03 Actions, Suits and Proceedings. There are no actions, suits or proceedings pending or, to the knowledge of Purchaser, threatened against or affecting Purchaser, and to the knowledge of Purchaser, no basis therefor, which if decided adversely to Purchaser would have a Material Adverse Effect on Purchaser.

     3.04 Agreements with Governmental Authorities. Purchaser is not a party to any agreement, understanding, consent decree or other arrangement with any federal or state regulatory or other agency charged with supervising any portion of the banking industry which would prohibit, or otherwise have a Material Adverse Effect on Purchaser. Purchaser has not received notice from any federal or state governmental agency indicating that it would oppose or not grant or issue its consent or approval, if required, with respect to the transaction contemplated by this Agreement and has no reason to believe that such consent or approval will not be obtained.

     3.05 No Brokers or Agents. Purchaser has not retained or otherwise engaged any broker, finder or other person or agent or agreed to pay any fee or commission to any agent, broker or other person for or on account of this Agreement or the transactions contemplated hereby, other than its attorneys and accountants and RBC Capital Markets Corporation, which will receive a fee paid by Purchaser at Closing.

     3.06 Closing Date. Each representation and warranty of Purchaser set forth in this Agreement shall be deemed to be made on and as of the date hereof and as of the Closing Date.

     3.07 Disclosure. No representation or warranty by the Purchaser contained in this Agreement, nor in any statement, exhibit or schedule furnished to the Seller by the Purchaser under and pursuant to, or in anticipation of or in connection with, this Agreement contains or will contain on the Closing Date any untrue statement of a material fact or omits or will omit to state a material fact necessary to make the statements and information contained herein or therein, in light of the circumstances under which it was or will be made, not misleading.

SECTION 4

Conduct of Business Pending Closing Date

     4.01 Ordinary Course of Business. With respect to its business and operations at the Branches and in connection with the Assets or Liabilities, Seller shall carry on its business in a manner consistent with past practices and shall not engage in any activities or transactions outside the ordinary course of business, except with the consent of Purchaser or in connection with the transactions contemplated hereby.

     4.02 Preservation of Business. Seller shall exercise all reasonable efforts to preserve the business operations as conducted in the Branches, to preserve for Purchaser the good will of their customers and others doing business at the Branches and to exercise reasonable efforts to cooperate with and assist Purchaser in assuring the orderly transition of such business from Seller to Purchaser pursuant to this Agreement.

     4.03 Indebtedness and Collateral Obligations. Seller shall not incur, or permit to be incurred, any indebtedness secured by any of the Assets or otherwise encumber, or permit to be encumbered, any of the Assets and shall not enter into or assume any material contract or obligation affecting the Assets and Liabilities without first obtaining Purchaser’s written consent.

     4.04 Certain Actions. Seller and Seller’s Affiliates shall not take any action or omit to take any action which would make any representation or warranty contained in Section 2 hereof untrue in any material respect.

SECTION 5

Covenants

     5.01 No Offers or Negotiations. Neither Seller nor any of its Affiliates will, directly or indirectly, through any officer, director, stockholder, agent or other person, negotiate, solicit, initiate or encourage submission of proposals or offers from any other persons (including without limitation any of its or their officers, directors, employees or significant stockholders) relating to any acquisition or purchase of any portion of the Assets or Liabilities, or any other possible transaction which would materially impair or otherwise interfere with the consummation of the transactions contemplated hereby. Seller shall promptly cease and cause to be terminated any current negotiations conducted with any parties other than Purchaser with respect to the acquisition or purchase of any portion of the Assets or Liabilities.

     5.02 Access to Books and Records. To the extent it is legally permitted to do so, and subject to Section 5.03, Seller shall furnish Purchaser with such additional financial and other data and information regarding the Assets and Liabilities as Purchaser reasonably may request from time to time, including without limitation any information required for inclusion in all governmental applications necessary to effect the transactions contemplated hereby. In addition, upon reasonable notice and subject to the following terms and conditions, Seller shall permit officers and authorized representatives of Purchaser access to inspect the Branches during normal business hours or at such other times mutually agreed by both parties and permit

Purchaser to make or cause to be made such reasonable investigation of information and materials relating to the financial condition of the Branches, including, if any, general and subsidiary ledgers, deposit and loan records and any other information concerning the business, property and legal questions concerning the Branches as Purchaser reasonably deems necessary or advisable:

     (a) Purchaser will not permit the creation of any lien in favor of any contractor, subcontractor, materialman, mechanic, surveyor, architect or laborer in the employ or acting at the request or direction of Purchaser or any agent of Purchaser. Purchaser hereby expressly agrees to protect, defend and indemnify Seller against and hold Seller harmless with respect to any claims, liens, encumbrances or causes of action which arise out of or are in any way related to Purchaser’s activities at the Branches, including without limitation Seller’s costs, expenses and reasonable attorney’s fees incurred in connection with defending against or clearing Seller’s title to the Real Estate Interests of such claims, liens, encumbrances and causes of action. At Seller’s option, Purchaser shall provide Seller with lien waivers from those persons performing such inspection, studies or surveys prior to commencement of the work.

     (b) Purchaser hereby expressly agrees to indemnify Seller against and hold Seller harmless from and against all liability and expense (including reasonable attorneys’ fees) in connection with all claims, suits and actions of every name, kind and description brought against Seller, its agents or employees by any person or entity as a result of or on account of injury (including death) or damage to persons, entities and/or property received or sustained, arising out of, in connection with or as a result of acts or omissions of Purchaser or its agents or employees in exercising its rights under this Section 5.02, except to the extent caused by Seller’s negligence. Seller hereby expressly agrees to indemnify Purchaser against and hold Purchaser harmless from and against all liability and expense (including reasonable attorneys’ fees) in connection with all claims, suits and actions of every name, kind and description brought against Purchaser, its agents or employees by any person or entity as a result of or on account of injury (including death) or damage to persons, entities and/or property received or sustained, arising out of, in connection with or as a result of acts or omissions of Purchaser or its agents or employees in exercising its rights under this Section 5.02 to the extent caused by Seller’s negligence.

     5.03 Confidentiality. Prior to the Closing Date, Purchaser will, and will cause its officers, directors, employees and agents to, hold in strictest confidence and not disclose to any other person or entity not affiliated with or engaged by Purchaser, without the prior written consent of Seller, all information received by Purchaser from or with respect to Seller in connection with this Agreement and the transaction contemplated hereby, except such information as may otherwise be publicly available or except such information as may be required to be disclosed by applicable law in connection with governmental applications or otherwise. The Seller will, and will cause its officers, directors, employees and agents to, hold information concerning the Purchaser in strict confidence. Neither Purchaser nor Seller shall make any public disclosure regarding this Agreement or the transactions contemplated hereby without the prior consent of the other party (such consent not to be unreasonably withheld). Notwithstanding the foregoing, Purchaser and Seller agree that Purchaser shall prepare and issue a press release announcing that Purchaser will be acquiring the Assets and assuming the Deposits pursuant to this Agreement, file a Current Report on Form 8-K related to Purchaser’s entering into this Agreement, and that Purchaser may also issue a press release and file a Current Report on Form 8-K regarding the Closing. Purchaser agrees that it shall provide a copy of any such press release or filing to the Seller prior to the issuance of any such press release or filing and will issue such press release or file such Current Report only upon the approval of the Seller (such approval not to be unreasonably withheld or delayed). Purchaser and Seller shall use their respective Best Efforts to cooperate with respect to any press release or filing (including, without limitation, those press releases and filings described above). If the Agreement is terminated pursuant to Section 8 hereof, the confidentiality obligations shall continue for 18 months from the date of such termination and the parties will continue to be bound by the confidentiality agreement between Purchaser and Seller dated October 21, 2004 (the “Confidentiality Agreement”).

     5.04 Applications, Consents and Approvals.

     (a) Each party agrees to use its best efforts to obtain or to make and, where necessary, to assist the other party in obtaining or making the regulatory approvals or notices with the appropriate federal and state banking regulatory authorities required by law for approval or notice of the transaction contemplated by this Agreement.

     (b) Each party shall comply with the normal and usual requirements imposed by regulatory authorities applicable to effectuate transactions such as the transaction contemplated hereby, shall use their respective Best Efforts to obtain any required permission of such regulatory authorities and to provide to each other any additional assistance that would expedite preparations for the sale of the Assets to and the assumption of Liabilities by Purchaser. Each party shall make draft copies of its applications and filings available to the other party and its counsel on request (excluding confidential information of such party not required to be disclosed pursuant to this Agreement), shall process all applications in a diligent manner and on a priority basis, and shall provide the other party with copies of all materials filed with regulatory authorities or other third parties in connection with the transactions contemplated hereby (excluding such confidential information). Each party shall promptly notify the other of the scheduling of any meeting with federal or state regulatory authorities concerning the subject matter hereof and shall use their best efforts to permit representatives of the other or their respective counsel to attend any such meetings.

     (c) Each party will use their best efforts to obtain promptly and diligently all consents and approvals of third parties to the transactions contemplated hereby.

     5.05 Reports to Purchaser. Until the earlier to occur of the Closing Date or the termination of this Agreement, Seller shall provide to Purchaser a monthly Deposit and Loan summary involving the Deposits and Loans and such other reports and information as Purchaser reasonably may request from time to time concerning the Assets and Liabilities and the business and operations of Seller at the Branches, provided that Seller shall not be required to take any action which would be unduly disruptive of the Branch business and activities. Notwithstanding the foregoing, Seller shall promptly notify Purchaser of any material adverse change in the condition of the Assets or Liabilities.

     5.06 Operational and Data Processing Conversion Matters. Seller shall cooperate with Purchaser’s reasonable requests in order to accommodate any and all requirements for

Purchaser to convert the operations of each of the Branches from a branch of Seller to a branch of Purchaser, including without limitation any requirements for the conversion of data processing to Purchaser’s systems, such that the Purchaser and Seller will be able to convert the account information regarding the Deposits and the Loans transferred to Purchaser at the Closing to Purchaser or Purchaser’s data processing provider on the weekend following the Closing Date. The parties shall work diligently to complete the conversion as provided above and Seller shall use its Best Efforts to assist Purchaser and any designated service provider in effecting the conversion. In addition, Seller shall assist Purchaser with Purchaser’s reasonable requests following the Closing in the event that Purchaser is unable to complete its requirements prior thereto. Except as otherwise provided herein, all costs and expenses of the data processing and other similar conversions to Purchaser’s systems shall be borne by the party incurring the respective costs and expenses.

     5.07 Further Assurances. From time to time after the Closing Date, Seller will provide such bills of sale, special warranty deeds, acknowledgments and other instruments of conveyance and transfer as in the reasonable judgment of Purchaser shall be necessary and appropriate to vest in Purchaser the legal and equitable title to the Assets, free and clear of all liens and encumbrances, including, without limitation, a limited power of attorney.

     5.08 Allocation of Purchase Price. The purchase price of the Assets and Liabilities hereunder shall be allocated on an allocation schedule to be agreed to by Purchaser and Seller prior to the Closing. Within 60 days of the Closing, Seller shall prepare an IRS Form 8594 reflecting the allocation of the purchase price as agreed to by Seller and Purchaser and shall submit such Form 8594 to Purchaser for review. Purchaser shall inform Seller in writing of any disagreements with the amounts allocated on Form 8594 within 15 days after receipt. The amounts shown on Form 8594 shall become final should Purchaser fail to so inform Seller of any disagreement within 15 days. Purchaser and Seller agree that they will not take, nor will they permit any affiliated person to take, for income tax reporting purposes a position inconsistent with such allocation.

     5.09 Real Estate Matters.

     (a) Seller will provide, at Seller’s expense, Purchaser with a commitment for title insurance with respect to each parcel of real property comprising the Real Estate Interests (including all documents, instruments or agreements evidencing or creating the exceptions referenced in such commitment) from a title insurance company reasonably acceptable to Purchaser and a land title survey (prepared and certified as to all matters shown thereon by a surveyor licensed by the State of Texas and reasonably acceptable to Purchaser, which shall include a notation stating whether or not a portion of the premises are located in a 100-year flood plain, flood-prone area of special flood hazard) within sixty (60) days after the execution of this Agreement. Purchaser shall have ten (10) business days after the receipt of the commitment for title insurance to object, in writing, to any exceptions or other matters contained therein, other than for current taxes not delinquent, printed exceptions generally contained in any owner’s standard coverage policy of title insurance, rights of government entities to make cuts and fills in connection with construction and/or maintenance of any public roadways adjoining the real property and easements and reservations of record which do not prevent the use of each such parcel of real property as a banking branch. If no objections are made, Purchaser shall be deemed to have accepted the status of title. Purchaser shall have ten (10) business days after the receipt of the land title survey to object, in writing, to any matters contained therein. If no objections are made, Purchaser shall be deemed to have accepted the survey.

     (b) Seller and Purchaser shall select a mutually acceptable escrow agent to use in connection with the sale of the Real Estate Interests. Seller and Purchaser shall share equally all costs associated with the retention of such escrow agent.

     5.10 Environmental Matters. (a) Seller shall obtain Phase I Environmental Assessments for each of the Real Estate Interests from a provider reasonably acceptable to Purchaser, with the costs of such Phase I Environmental Assessments borne equally by Purchaser and Seller. Seller shall ensure that Purchaser is provided the opportunity to meet with and interview Seller’s proposed provider for any Phase I Environmental Assessment or Phase II Environmental Assessment and, further, that Purchaser is provided an opportunity to participate in any discussions between Seller and such provider and to review any draft reports or other materials prepared by such provider to the same extent as Seller. Seller shall deliver written reports of such environmental assessments to Purchaser no later than six weeks from the date of this Agreement. If any such Phase I Environmental Assessment contains a recommendation that additional investigation should be undertaken with respect to certain conditions relating to any Real Estate Interest, then Seller shall obtain Phase II Environmental Assessments, at its sole expense and as promptly as possible, with respect only to the conditions about which the Phase I Environmental Assessment recommends additional investigation and shall provide copies of each such Phase II Environmental Assessment to Purchaser.

     (b) If any Phase II Environmental Assessment obtained pursuant to Section 5.10(a) or any Phase I Environmental Assessment obtained pursuant to Section 5.10(a) (to the extent not inconsistent with the findings of any Phase II Environmental Assessment obtained pursuant to Section 5.10(a)) states that a condition at a Branch requires remediation or recommends that a condition at a Branch should be remediated, such condition shall be deemed a “Remediation Condition”. Seller agrees to fully remediate the Remediation Conditions at such Branch at its own expense in a reasonably prompt manner, provided, however, that if the remediation of all Remediation Conditions specified in all of the Phase I Environmental Assessments and Phase II Environmental Assessments obtained pursuant to Section 5.10(a) would cost, in aggregate, in excess of $250,000, then Seller shall not be required to fully remediate such Remediation Conditions at such Branch and instead will be required to provide $250,000 of remediation with respect to such Remediation Conditions. In the event that Seller is making only a partial remediation of the Remediation Conditions at such Branch, Seller shall determine, in its sole discretion after consultation with Purchaser, which conditions to remediate and to what extent (it being understood that such discretion shall not relieve Seller of its obligation to provide $250,000 of total remediation) and shall so advise Purchaser in writing within 10 business days of the receipt of such Phase II Environmental Assessment. Seller will notify Purchaser in writing no fewer than 15 days prior to the Closing Date if Seller anticipates that Remediation Conditions at any Branch will not be fully remediated prior to the Closing Date.

     (c) If Seller provides notice to Purchaser that Seller anticipates that one or more Remediation Conditions at a Branch will not be fully remediated prior to the Closing Date, the real property at which such condition exists shall be excluded from the Real Estate Interests to be acquired by Purchaser pursuant to this Agreement (the “Excluded Real Property”).

     (d) Prior to the Closing Date, Seller and Purchaser will negotiate and enter into a mutually acceptable lease with respect to each Branch located on Excluded Real Property. The parties agree that any such lease shall have a term that expires upon the earlier of the complete remediation of all Remediation Conditions or five years (or such shorter term as Purchaser may request) at a market rate. The parties further agree that any such lease shall provide Purchaser with the option to purchase the applicable Excluded Real Property on or before the termination of such lease at a purchase price equal to the net book value of the Excluded Real Property on Seller’s books for the month ended immediately prior to the date on which Purchaser purchases such Excluded Real Property and shall provide for full indemnification by Seller to Purchaser for any Damages suffered by Purchaser caused by any environmental condition existing on such property, other than Damages suffered by Purchaser as a result of its own acts or omissions. The indemnification provided to Purchaser under any lease for Excluded Real Property shall be made without regard to the Liability Threshold.

     (e) The Phase I Environmental Assessments and the Phase II Environmental Assessments, if any, obtained under this Section 5.10 shall each expressly provide that both Seller and Purchaser may rely on such assessment. Nothing herein shall prevent Purchaser from obtaining, at its own expense, Phase II Environmental Assessments with respect to conditions other than conditions requiring investigation, provided, however, that Purchaser acknowledges that any conditions for which a Phase II Environmental Assessment obtained by Purchaser recommends remediation shall not be deemed to be a Remediation Condition (except to the extent such a condition would be a Remediation Condition as a result of Section 5.10(b)). Seller agrees to notify Purchaser within a reasonable time in advance of the examinations scheduled pursuant to this Section 5.10 and to permit Purchaser and its contractors, consultants, agents and representatives to be present during such examinations and to have such access to the properties and facilities related to the Branches, and to conduct such consultations with the persons or firms conducting such examinations, as reasonably necessary; provided, however, that Purchaser and its contractors, consultants, agents and representatives shall not unreasonably disturb or interfere with the business activities or operations of the Branches or harm or damage the interior finishes or surfaces of any real property improvements or personalty.

     (f) For the purpose of this Section 5.10, “Phase I Environmental Assessment” means an environmental assessment that is consistent with ASTM 1527-00 and that may include, at Purchaser’s election, an assessment of the presence, amount, physical condition and location of asbestos-containing materials and lead-based paint. For the purpose of this Section 5.10, “Phase II Environmental Assessment” means an intensified environmental assessment that further defines previously identified conditions, circumstances or risks and that may include physical sampling and analysis of paint, building materials or any environmental medium (including air, indoor air, surface water, groundwater, soil, and subsurface strata).

     5.11 Brokerage Accounts. No later than 30 days prior to the Closing Date, WMFS shall send a letter (the “Brokerage Letter”) to each of its customers who, as of the date of the mailing, maintains a brokerage account with WMFS at one of the Branches (the “WMFS Customers”). The Brokerage Letter shall contain the following:

(a)	Notification that the Branches are expected to be sold to Purchaser and the expected Closing Date as of the date of the Brokerage Letter;

(b)	A description of how the brokerage accounts of WMFS Customers will be serviced by WMFS following the Closing;

(c)	Notification that Investment Professionals, Inc. (or such other party as may be specified by Purchaser, “Purchaser’s Broker-Dealer”) maintains a relationship with Purchaser pursuant to which it serves as a broker-dealer to some of Purchaser’s customers; that Purchaser’s Broker-Dealer will have one or more of its employees assigned to provide brokerage services at one or more of the Branches subsequent to Closing; and contact information relating to Purchaser’s Broker Dealer in the event that any WMFS Customer is interested in transferring their brokerage account to Purchaser’s Broker Dealer subsequent to Closing.

     The Brokerage Letter shall be to the reasonable satisfaction of Purchaser; provided, however, that the Brokerage Letter will not contain any marketing materials regarding Purchaser’s Broker-Dealer or any information that could reasonably be construed to constitute an endorsement by WMFS or Seller of the Purchaser’s Broker-Dealer. The Brokerage Letter may, at the discretion of Seller or WMFS, disclaim any endorsement of Purchaser’s Broker-Dealer. Purchaser shall be solely responsible for identifying Purchaser’s Broker-Dealer and providing contact information related to Purchaser’s Broker-Dealer to be included in the Brokerage Letter.

SECTION 6

Conditions to Obligations of Purchaser

     The obligations of Purchaser to complete the transaction provided for in this Agreement are subject to and conditioned upon the fulfillment, on or before the Closing Date, of each of the following conditions, unless waived by Purchaser to the extent permitted by law:

     6.01 Accuracy of Representations. The representations and warranties made by the Seller in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, provided, however, that if a representation or warranty expresses a specific date, then such representation or warranty shall be understood to have been made on and as of the date hereof and as of the Closing Date, but giving effect to such date contained therein.

     6.02 Obligations Performed by Seller. Seller shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     6.03 Compliance Certificate. Seller shall have delivered to Purchaser a certificate of an authorized officer, dated the Closing Date, certifying to the fulfillment of each of the foregoing conditions.

     6.04 Certain Regulatory Approvals. Purchaser and Seller shall have received from the appropriate federal and state regulatory authorities all approvals necessary for the consummation of the transactions contemplated hereby and for Purchaser to operate a branch banking office and other businesses currently conducted at the Branches at the location of each of the Branches, such approvals shall be in full force and effect and all waiting periods imposed by law or regulation shall have expired, unless such approval imposes any condition or requirement which in the judgment of Purchaser would have a Material Adverse Effect on the Branches.

     6.05 Deposits. At Closing, Seller shall fully disclose and identify, through transfer of appropriate records or otherwise, all Deposit accounts on which holds have been placed which contain uncollected balances, and stop payment orders, and the amounts thereof.

     6.06 Title Assurance and Surveys. Purchaser shall have approved title commitments on the Real Estate Interests in the name of Purchaser from a title insurance company reasonably acceptable to Purchaser and current surveys of the Real Estate Interests from a surveyor reasonably acceptable to Purchaser.

     6.07 No Injunctions. No court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal the consummation of the transaction contemplated hereby.

SECTION 7

Conditions to Obligations of Seller

     The obligations of Seller to complete the transaction provided for in this Agreement are subject to and conditioned upon the fulfillment, on or before the Closing Date, of each of the following conditions, unless waived by Seller to the extent permitted by law:

     7.01 Accuracy of Representations. The representations and warranties made by the Purchaser in this Agreement (considered both individually and collectively) which are qualified as to materiality must have been true and correct in all respects as of the date of this Agreement and must be true and correct in all respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the representations and warranties which are not so qualified shall be true and correct in all material respects as of the date of this Agreement and must be true and correct in all material respects as of the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date.

     7.02 Obligations Performed by Purchaser. Purchaser shall have performed and complied in all material respects with all obligations and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

     7.03 Compliance Certificate. Purchaser shall have delivered to Seller a certificate of an authorized officer, dated the Closing Date, certifying to the fulfillment of each of the foregoing conditions.

     7.04 Regulatory and Other Approvals. Purchaser and Seller shall have received all governmental approvals necessary for the consummation of the transactions contemplated hereby, and all waiting periods imposed by law or regulation shall have expired.

     7.05 No Adverse Litigation. As of the Closing Date, no action, suit or proceeding shall be pending or threatened against Seller, or the Assets and Liabilities, which reasonably could be expected to have a Material Adverse Effect on Seller or the Branches.

     7.06 No Injunctions. No court or other governmental authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits or makes illegal the consummation of the transaction contemplated hereby.

SECTION 8

Termination

     8.01 Methods of Termination. This Agreement may be terminated in any of the following ways:

     (a) at any time on or before the Closing by the mutual consent in writing of Seller and Purchaser;

     (b) by Purchaser if any condition set forth in Section 6 of this Agreement shall not have been met as of the date specified for Closing in Section 1.06(a) or waived in writing by Purchaser (to the extent a condition may be waived) other than through the failure of Purchaser to comply with its obligations under this Agreement;

     (c) by Seller if any condition set forth in Section 7 of this Agreement shall not have been met as of the date specified for Closing in Section 1.06(a) or waived in writing by Seller (to the extent a condition may be waived) other than through the failure of Seller to comply with its obligations under this Agreement;

     (d) by Purchaser at any time on or before the date specified for Closing in Section 1.06(a) if Seller is in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below and without regard to any materiality qualifier contained therein), or has committed a material breach of any covenant, undertaking or obligation contained herein, and such alleged breach has not been cured by the earlier of thirty days after the giving of notice to the breaching party or the date specified for Closing in Section 1.06(a);

     (e) by Seller at any time on or before the date specified for Closing in Section 1.06(a) if Purchaser is in breach of any representation or warranty in any material respect (as if such representation or warranty had been made on and as of the date hereof and on the date of the notice of breach referred to below and without regard to any materiality qualifier contained therein), or has committed a material breach of any covenant, undertaking or obligation contained herein, and such alleged breach has not been cured by the earlier of thirty days after the giving of notice to the breaching party or the date specified for Closing in Section 1.06(a);

     (f) by Seller or Purchaser at any time after any of the regulatory authorities has denied, by final, non-appealable order, any application by Purchaser for approval of the transactions contemplated hereby;

     (g) by Purchaser or Seller if the transactions contemplated hereby are not consummated on or before December 31, 2005, and the delay is not the result of the failure by the terminating party to comply with its covenants and conditions under the Agreement; provided that if consummation of the transaction is postponed beyond this date solely due to failure to receive regulatory approvals, Purchaser or Seller may extend this date to March 1, 2006 by notice to the other; and

     (h) at any time on or before the Closing if Seller and Purchaser agree in writing that all data mapping and operations conversions tasks cannot be accomplished.

     8.02 Effect of Termination. In the event of termination of this Agreement and the abandonment of the proposed transactions without breach by any party hereto, this Agreement shall become void and have no effect, without any liability on the part of any party or the directors, officers or shareholders of any corporate party, except that (i) Sections 5.03, 8.02, 10, 11.06 and 11.08 shall survive the termination of the Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, termination of this Agreement shall not release or relieve any party from any liabilities or damages arising out of any breach of the representations and warranties made by them, or their failure to perform any of the covenants, agreements, duties or obligations arising hereunder. Except as otherwise provided in this Agreement, in the event of termination of this Agreement, each party is responsible for its own expenses and neither party will be liable in damages to the other unless termination results from the willful breach or default of this Agreement by one of the parties.

SECTION 9

Employment

     9.01 Employees.

     (a) Purchaser may, but shall be under no obligation to, extend offers of employment as of the Closing Date to employees of Seller or Seller’s Affiliates at the Branches, including the employees that service brokerage accounts (such employees collectively, the “Potential Employees”). Seller shall assist, and shall cause its Affiliates to assist, Purchaser’s solicitation of Potential Employees to accept employment with Purchaser and/or Affiliates of Purchaser. Without limiting the foregoing, Seller shall permit Purchaser to contact and solicit the Potential Employees immediately after the date of this Agreement and shall cooperate with Seller to establish procedures for Purchaser to interview the Potential Employees and to provide Purchaser with appropriate information relating to the Potential Employees (including, upon receipt of written consent from a Potential Employee, a copy of each such Potential Employee’s most recent performance review and access to each such Potential Employee’s entire personnel and employment file). Purchaser acknowledges that Seller and Seller’s Affiliates have made no assurances to Purchaser with respect to such any Potential Employees accepting a position with Purchaser and will incur no liability to Purchaser in rendering the assistance referred to herein.

     (b) Purchaser shall notify Seller at least fifteen (15) days prior to the Closing which Potential Employees Purchaser desires to employ following Closing. Purchaser agrees that it will offer employment to each such Potential Employee at least fifteen (15) days prior to the Closing Date. Seller shall terminate all such Potential Employees who accept employment with Purchaser effective as of the Closing Date. Potential Employees who accept offers of employment by Purchaser and become employees of Purchaser within 10 days after the Closing Date shall be referred to herein as “Retained Employees.” All other Potential Employees shall not be Retained Employees and shall remain the responsibility of Seller or Seller’s Affiliates.

     (c) Retained Employees shall be employed by Purchaser after the Closing Date upon terms and conditions of employment determined solely by Purchaser’s policies, procedures and programs; provided, however, that:

     (i) For purposes of Purchaser’s various employee benefit plans following the Closing Date, time of service with the Seller or Seller’s Affiliates prior to the Closing Date will be credited to Retained Employees for purposes of determining and calculating their eligibility for and vesting to the greatest extent permitted under Purchaser’s plans and applicable law. Each Retained Employee shall be permitted, to the extent permitted by law and the provisions of Purchaser’s plan, to participate in Purchaser’s 401(k) plan and to make rollover contributions into Purchaser’s 401(k) plan of amounts distributed to them from Seller’s 401(k) plan and to participate as a new employee in the Purchaser’s health plan.

     (ii) Purchaser will pay to any Retained Employee who is terminated by Purchaser other than for cause within 12 months after Closing separation benefits no less than the benefits such employee would have received (crediting such Retained Employee for time of service with the Seller or Seller’s Affiliates prior to the Closing Date for purposes of this determination) under Purchaser’s separation pay practices and policies in effect as of the date of this Agreement;

     (iii) Purchaser will pay to each Retained Employee during the first 12 months following the Closing total compensation (base pay plus any variable pay, such as performance bonuses) no less than the total compensation received by such Retained Employee during the 12 month period ended June 30, 2005.

     (d) All wages and salaries, workers’ compensation payments, accrued and unused vacation pay and social security and unemployment taxes of employees at the Branches (including Retained Employees) shall be paid by Seller and/or its Affiliates for the period prior to and including the Closing Date. Purchaser shall have no liability to any current or former employees of Seller and/or its Affiliates for any accrued wages, sick leave, vacation time, pension obligations or any other employee benefits accrued as employees of Seller and/or its Affiliates. Purchaser will have no liability and will not assume obligations under any “employee benefit plan” (as such term is defined in the Employee Retirement Income Security Act of 1974, as amended) sponsored, maintained or contributed to by Seller or its Affiliates or any other obligations (including, without limitation, health continuation coverage and severance obligations) to the employees located at the Branches. Seller and/or its Affiliates will be responsible for fulfilling, and resolving any disputes concerning, its liabilities or obligations (including, without limitation, health continuation coverage and severance obligations) to the employees at the Branches under any such employee benefit plan or otherwise.

     (e) Nothing contained herein shall (i) confer upon any former, current or future employee of Seller or its Affiliates or Purchaser or its Affiliates or any legal representative or beneficiary thereof any rights or remedies, including, without limitation, any right to employment or continued employment of any nature, for any specified period, or (ii) cause the employment status of any former, present or future employee of Purchaser or its Affiliates to be other than terminable at will.

     9.02 Non-Solicitation of Employees. From the date hereof until the Closing Date, Seller and its Affiliates shall not relocate, or agree to relocate, any Potential Employee to another branch or office of Seller or any Affiliate of Seller unless Purchaser has notified Seller that Purchaser does not intend to make an offer of employment to such Potential Employee. From and after the Closing, and for a period of three years following the Closing Date, Seller and its Affiliates, successors or assigns shall not directly or indirectly hire or solicit for employment or other hiring any person who is now or at the time of such hiring or solicitation employed by the Seller or the Purchaser at any of the Branches, unless such person’s employment was terminated by Purchaser without cause.

SECTION 10

Survival and Indemnification

     10.01 Survival.

     (a) The representations and warranties contained in this Agreement shall survive for a period of 18 months after the Closing Date, and the liability of any party to this Agreement to any other party to this Agreement for the breach of any of the representations and warranties contained in this Agreement shall be limited to claims for which the party asserting such claim shall deliver written notice to the party against whom such claim is being made on or before the date 18 months after the Closing Date. Notwithstanding the foregoing, (i) the representations and warranties of the Seller contained in Sections 2.03 and 2.07; (ii) the liability of the Seller under Sections 10.01(c)(ii) and (iii); (iii) the liability of the Purchaser under Sections 5.02(a) and (b) and Sections 10.01(d)(ii) and (iii); and (iv) the liability of the parties for claims based on fraud, shall survive the consummation of the transactions provided for in the Agreement for the maximum period permitted by applicable law.

     (b) The terms and provisions of Sections 1, 5.03, 5.06, 5.07, 5.08, 8, 9, 10, 11.06 and 11.08 shall survive the Closing Date. If a particulate section specifies a time period, then such provision shall survive the Closing Date for the time period(s) provided therein.

     (c) Subject to Section 10.01, from and after the Closing Date, the Seller shall defend, indemnify, save, hold harmless, discharge and release the Purchaser, its direct and indirect subsidiaries and its and their successors and permitted assigns (collectively, the “Purchaser Indemnified Parties”) from and against any and all damages (including exemplary damages, interest and penalties), losses, deficiencies, costs, expenses, obligations, fines, expenditures, assessments, charges, claims and liabilities, including reasonable attorneys’ fees, court costs and expenses of investigating, defending and prosecuting litigation (including attorneys’ fees and costs incurred by Purchaser in enforcing its rights under this Section 10 against the Seller) whether or not involving a Third Party Claim (collectively, “Damages”), caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by the Seller in this Agreement, including any inaccuracy in or omission from any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, (ii) any breach or nonfulfillment of any agreement or covenant in this Agreement or any other document or instrument furnished or to be furnished in connection with this Agreement to be performed by the Seller and (iii) any actions, suits or other proceedings commenced prior to, or on or after, the Closing Date which relate to the operations at the Branches on or prior to the Closing Date, or which arise out of any wrongful act, omission or negligence of Seller relating to the operations of the Branches, the Assets or Liabilities on or prior to the Closing Date.

     (d) Subject to Section 10.01, from and after the Closing Date, Purchaser shall defend, indemnify, save, hold harmless, discharge and release the Seller and its successors and permitted assigns (collectively, the “Seller Indemnified Parties”; sometimes the Purchaser Indemnified Parties or the Seller Indemnified Parties, as applicable, are referred to as the “Indemnified Persons”) from and against any and all Damages caused by, arising from, based on, or in any way relating to (i) any inaccuracy in any representation or warranty made by Purchaser in this Agreement, including any inaccuracy in or omission from any list, schedule, certificate or other document or instrument furnished or to be furnished in connection with this Agreement, (ii) any breach or nonfulfillment of any agreement or covenant in this Agreement or any other document or instrument furnished to or to be furnished in connection with this Agreement to be performed by the Purchaser, and (iii) any actions, suits or other proceedings which relate to the operations at the Branches subsequent to the Closing Date, or which arise out of any wrongful act, omission or negligence of Purchaser relating to the operations of the Branches, the Assets or Liabilities subsequent to the Closing Date.

     10.02 Notice and Defense of Third-Party Claims. The obligations and liabilities of an indemnifying person with respect to Damages resulting from the assertion of liability by third parties (each, a “Third-Party Claim”) shall be subject to the following terms and conditions:

     (a) The Indemnified Persons shall promptly give written notice to the indemnifying parties of any Third-Party Claim (including, without limitation, any threat of a Third-Party Claim, such as an audit or investigation) which might give rise to any Damages by the Indemnified Persons, stating the nature and basis of such Third-Party Claim and the amount thereof to the extent known; provided, however, that no delay on the part of the Indemnified Persons in notifying any indemnifying party shall relieve the indemnifying party from any liability or obligation hereunder unless (and then solely to the extent) the indemnifying party thereby is prejudiced by the delay. Such notice shall be accompanied by copies of all relevant documentation with respect to such Third-Party Claim, including, but not limited to, any summons, complaint or other pleading which may have been served, any written demand or any other document or instrument.

     (b) By written notice to the Indemnified Persons, the indemnifying parties shall have the right to assume the defense of any Third-Party Claim at their own expense and by their own counsel, which counsel shall be reasonably satisfactory to the Indemnified Persons; provided, however, that the Indemnified Persons shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense.

     (c) If the indemnifying parties shall assume the defense of a Third-Party Claim, the indemnifying parties shall not be responsible for any legal or other defense costs subsequently incurred by the Indemnified Persons in connection with the defense thereof. If the indemnifying parties do not exercise their right to assume the defense of a Third-Party Claim by giving the written notice referred to in Section 10.03(b), the indemnifying parties shall nevertheless be entitled to participate in such defense with their own counsel and at their own expense; and in any such case, the Indemnified Persons may assume the defense of the Third-Party Claim, with counsel which shall be reasonably satisfactory to the indemnifying parties and shall act reasonably and in accordance with their good faith business judgment and shall not effect any settlement without the consent of the indemnifying parties, which consent shall not unreasonably be withheld or delayed.

     (d) If the indemnifying parties exercise their right to assume the defense of a Third-Party Claim, they shall not make any settlement of any claims without the prior written consent of the Indemnified Persons, which consent shall not be unreasonably withheld or delayed.

     (e) Notwithstanding anything in this Section 10 to the contrary, no amount will be payable pursuant to this Section 10 for a breach of a representation or warranty unless and until the aggregate indemnified losses for breaches of representations and warranties asserted against the indemnifying parties under this Section 10 equals or exceeds $250,000 (the “Liability Threshold”). Once the Liability Threshold for the indemnifying parties is reached, the Indemnified Persons will be entitled to the benefit of this indemnity for all amounts of such indemnified losses, including the Liability Threshold. The parties agree that neither any amounts paid by Seller to remediate any Remediation Condition pursuant to Section 5.10 nor any indemnification amounts paid by Seller pursuant to any lease entered into with respect to Excluded Real Property as contemplated by Section 5.10 constitute an amount payable pursuant to this Section 10.

     (f) If the transaction closes, the rights of indemnification of either party under this Section 10 will be the exclusive remedy as to any matters addressed in this Agreement. Prior to the Closing, the rights of the parties set forth in Section 8.02 will be the exclusive remedies of the parties as to the matters addressed therein.

     (g) Following indemnification as provided for hereunder, the indemnifying parties will be subrogated to all rights of the Indemnified Persons with respect to all persons relating to the matter for which indemnification has been made.

     (h) Notwithstanding any other term or provision of this Agreement, the indemnifying parties will not be required to indemnify the Indemnified Persons for a loss to the extent that the Indemnified Persons receive insurance payments covering such loss; provided, that this provision would not result in the loss of, or a requirement to repay, such insurance by the Indemnified Persons. In the event that insurance is not paid to the Indemnified Persons to cover the full amount of the loss, the indemnifying parties will remain liable for the difference between the insurance payment as described above and the amount of the loss.

SECTION 11

Miscellaneous Provisions

     11.01 Entire Agreement. This Agreement, the documents and instruments to be executed hereunder and the exhibits and schedules hereto constitute the entire Agreement among the parties hereto, and supersedes all prior agreements and understandings, both written and oral, except for the Confidentiality Agreement, among the parties with respect to the subject matter hereof. No supplement, amendment, alteration or modification of this Agreement shall be binding unless executed in writing by the parties hereto. Because of the confidential nature of the information contained in certain schedules and exhibits hereto, it is agreed and understood that the schedules and exhibits shall not be filed as a part of any public filings, except as specifically required by law, rule or regulation, and that Purchaser and Seller shall (subject to the valid orders of any court or governmental body and except as may be required in order to obtain legal or equitable relief for a breach hereof) maintain the information contained in such exhibits and schedules as confidential.

     11.02 Consents. Whenever the consent of a party is required under this Agreement, such consent shall not be unreasonably withheld.

     11.03 Waiver. No waiver of any provision shall be deemed or shall constitute a waiver of any other provision hereof nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

     11.04 Captions and Headings. The captions and headings contained herein are for convenience of reference only and shall not be considered a part of or affect the construction or interpretation of this Agreement.

     11.05 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, and to the extent applicable, federal law.

     11.06 Notices. Any notice or communication hereunder shall be in writing and shall be delivered in person or mailed by certified mail, postage prepaid or sent by facsimile, nationally recognized overnight courier or personal delivery to the parties at the following addresses:

If to Seller or WMFS:	With copies to:

Vincent Hui	Rich Sohn, Esquire
First Vice President	First Vice President & Counsel
Washington Mutual Bank	Washington Mutual Bank
1201 Third Avenue - MS: WMT-2401	201 Third Avenue, - MS: WMT-1706
Seattle, Washington 98101	Seattle, Washington 98101
Fax: 206-377-6244

Bernard L. Russell, Esquire
Heller Ehrman LLP
701 Fifth Avenue, Suite 6100
Seattle, Washington 98104
Fax: 206-389-6217

If to Purchaser:	With a copy to:

Glenn Mealey	Waverly Vest, Esquire
Franklin Bank, S.S.B.	Bracewell & Giuliani LLP
9800 Richmond Avenue, Suite 680	711 Louisiana, Suite 2300
Houston, Texas 77042	Houston, Texas 77002-2770
Fax: 713-339-8917	Fax: 713-221-1212

All notices shall be deemed delivered when actually received. Any party to this Agreement may change its address for the giving of notice specified above by giving notice as herein provided.

     11.07 Assignment. This Agreement and all of the provisions thereof shall be binding upon, and shall inure to the benefit of, the parties hereto and their respective successors and assigns, provided that neither this Agreement nor any of the rights or obligations hereunder shall be assigned prior to the Closing Date by any party hereto without the prior written consent of the other parties.

     11.08 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with this Agreement and the transactions contemplated hereunder. If either party files any regulatory application in connection with this transaction for which an application fee is required, such party shall be solely liable for payment of such fee, except as the other party may expressly agree in writing.

     11.09 Certain Definitions. The following terms shall have the meanings ascribed to them for all purposes of this Agreement:

     (a) The “Affiliates” of a person means each direct or indirect subsidiary of such person, each company that owns or controls, directly or indirectly, such person and each person under common control, directly or indirectly, with person.

     (b) “Knowledge” of a particular fact or other matter means information actually known to a party’s officers, directors, employees or agents involved in the negotiation and preparation of this Agreement, including with respect to Seller, without limitation, each of the individuals listed on Exhibit 11.9 hereto.

     (c) “Best Efforts” means the taking of all reasonable steps to cause or prevent any event or condition which would have been taken in similar circumstances by a reasonably prudent business person engaged in a similar business for the advancement or protection of his own economic interest in light of the consequences of failure to cause or prevent the occurrence of such event or condition, but excludes the initiation of legal proceedings.

     11.10 Counterparts. This Agreement may be executed simultaneously in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their duly authorized officers as of the date first written above.

WASHINGTON MUTUAL BANK

/s/ Michael Amato

Name: Michael Amato
Title: President, Retail Banking Distribution

FRANKLIN BANK, S.S.B.

/s/ Anthony J. Nocella

Name: Anthony J. Nocella
Title: President and Chief Executive Officer

WM Financial Services, Inc., which joins in
and executes this Agreement solely to
evidence its agreement to the provisions of
Sections 1.11, 1.12, 5.11 and 9.02, and
hereby agrees to be bound by such terms.

WM FINANCIAL SERVICES, INC.

/s/ David M. Williams

Name: David M. Williams
Title: Chief Financial Officer